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                                                                    Exhibit 99.1


[WABTEC CORPORATION LOGO]       1001 Air Brake Avenue                 PRESS
                                Wilmerding, PA 15148                  RELEASE
                                Phone: 412.825.1484
                                Fax: 412.825.1789



CONTACT: TIM WESLEY AT (412) 825-1543


          WABTEC SIGNS CONTRACT TO SUPPLY COMPONENTS FOR NEW YORK CITY SUBWAY CARS; ORDER WORTH ABOUT $150 MILLION, INCLUDING OPTIONS

               WILMERDING, Pa., October 15, 2003 - WABCO Transit, a division of Wabtec Corporation (NYSE: WAB), has signed a contract to supply brakes, couplers and current collectors for New York City subway cars to be built by ALSTOM and Kawasaki. The contract is worth about $60 million for the base order of 660 cars. If, as planned, New York City exercises options for an additional 1,040 cars, the total value of this order would be about $150 million. In addition, Wabtec continues to negotiate to supply door assemblies for the cars.

               "We're very pleased to be part of the team that will fulfill this historic R-160 order, the largest ever placed by New York City's Metropolitan Transportation Authority (MTA)," said Gregory T.H. Davies, Wabtec's president and chief executive officer. "We look forward to working with ALSTOM, Kawasaki and the MTA to make the program a success. We expect this order to provide a solid base of business for our Transit Group, beginning with full production in 2006 and continuing for several years after that."

               Design work on the brakes, couplers and current collectors has already started, with prototypes to be delivered in 2004.

               Wabtec supplied brakes, couplers, current collectors and doors for the MTA's R-142, R-142A and R-143 orders, which were completed in 2002; and it has also been selected to provide those products for the MTA's R-142S order, which will be completed in 2004.

               Based in Spartanburg, S.C., WABCO Transit designs and manufactures pneumatic, electronic and mechanical devices, including braking equipment, couplers and current collectors for passenger rail vehicles.

               Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec's mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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